EXHIBIT 21.1
SUBSIDIARIES OF LIVEPERSON, INC.
LivePerson Ltd. (formerly HumanClick Ltd.) — Israel
LivePerson Germany GmbH — Germany
LivePerson (UK) Ltd. — United Kingdom
LivePerson Netherlands B.V. — Netherlands
LivePerson Automotive, LLC (formerly Contact At Once!, LLC) — Georgia